--------------------------------------------------------------------------------

Exhibit  23(h)(4)(f)

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                        GARTMORE VARIABLE INSURANCE TRUST
                  (formerly Nationwide Separate Account Trust)

     EXPENSE LIMITATION AGREEMENT, amended effective as of April 28, 2003 to the original agreement effective September 1, 2000, as amended July 1, 2002 by and between GARTMORE GLOBAL ASSET MANAGEMENT TRUST (formerly Villanova Global Asset Management Trust) (the "Investment Adviser") and GARTMORE VARIABLE INSURANCE TRUST (formerly Nationwide Separate Account Trust) (the "Trust"), a Massachusetts business trust, on behalf of each of the funds listed on Exhibit A (each, a "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject during its start-up period.

     NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

1.   EXPENSE  LIMITATION.

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions, Rule 12b-1 fees, fees paid pursuant to an Administrative Services Plan and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section
1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

     1.2. OPERATING EXPENSE LIMIT. The Operating Expense Limit in any year shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A initially will not be increased before the date listed on Exhibit A.

     1.3. METHOD OF COMPUTATION. To determine the Investment Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund class, the Investment Adviser shall first waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to satisfy the Excess Amount, the Investment Adviser may also remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to satisfy such Excess Amount.

     1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   REIMBURSEMENT  OF  FEE  WAIVERS  AND  EXPENSE  REIMBURSEMENTS.

     2.1. REIMBURSEMENT. If in any fiscal year during which total Fund assets are greater than $100 million and in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Investment Adviser shall be entitled to reimbursement by a Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Investment Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment
Adviser and all other payments remitted by the Investment Adviser to a Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimburse-ment Amount.

     2.2. BOARD APPROVAL. No portion of the Reimbursement Amount shall be paid to the Investment Adviser pursuant to this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of this Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any portion of the Reimbursement Amount may be paid to the Investment Adviser in such quarter.

     2.3. METHOD OF COMPUTATION. To determine a Fund's payments, if any, to reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund class shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund class for any month are less than the Operating Expense Limit for that class, a Fund may submit for Board approval (See Section 2.2), a proposal to pay to the Investment Adviser an amount which is equal to the amount by which the Operating Expense Limit exceeds the annualized Fund Operating Expenses.

     2.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   TERM  AND  TERMINATION  OF  AGREEMENT.

     This Agreement shall continue in effect for a period of one year from the date of its execution for any Fund covered by the Agreement initially and for an initial one-year period for any Fund subsequently added to the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue to accrue for more than five years after a Fund's commencement of operations. Notwithstanding the preceding provisions, the parties hereby agree that the initial Operating Expense Limits describe herein shall remain in place until at least the date listed on Exhibit A.

4.   MISCELLANEOUS.

     4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        GARTMORE  VARIABLE  INSURANCE  TRUST
                                        (formerly  Nationwide  Separate  Account
                                        Trust)

                                        By:  JAMES  BERNSTEIN

                                        GARTMORE  GLOBAL  ASSET MANAGEMENT TRUST
                                        (formerly  Villanova  Global  Asset
                                        Management  Trust

                                        By:  GERALD  J.  HOLLAND

                                    EXHIBIT A
                  to the Expense Limitation Agreement between
                        GARTMORE VARIABLE INSURANCE TRUST
                  (formerly Nationwide Separate Account Trust)
                                      and
                     GARTMORE GLOBAL ASSET MANAGEMENT TRUST
               (formerly Villanova Global Asset Management Trust)

                           (As amended April 28, 2003)

NAME  OF  FUND                 EXPENSE  LIMITATION  FOR  FUND*
--------------------------------------------------------------
Gartmore GVIT Emerging Markets Fund. . . . .  Class I    1.40%
(formerly Gartmore NSAT Emerging . . . . . .  Class II   1.40%
Markets Fund). . . . . . . . . . . . . . . .  Class III  1.40%

Gartmore GVIT International Growth Fund. . .  Class I    1.25%
(formerly Gartmore NSAT International. . . .  Class II   1.25%
Growth Fund) . . . . . . . . . . . . . . . .  Class III  1.25%

Gartmore GVIT Global Leaders Fund. . . . . .  Class I    1.55%
(formerly Gartmore NSAT Global Leaders Fund)

Gartmore GVIT Global Small Companies Fund. .  Class I    1.75%
(formerly Gartmore NSAT Global Small
Companies Fund)

Gartmore GVIT OTC Fund . . . . . . . . . . .  Class I    1.60%
(formerly Gartmore NSAT OTC Fund)

Gartmore GVIT Developing Markets Fund**. . .  Class II   1.35%

* Effective until at least April 30, 2004. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.

** Effective until at least April 30, 2005. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.

--------------------------------------------------------------------------------